Press Release

Contact:Matthew M. Partridge

Senior Vice President and Chief Financial Officer

(386) 944-5643

mpartridge@ctorealtygrowth.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH REPORTS THIRD QUARTER 2020 OPERATING RESULTS

DAYTONA BEACH, FL – October 28, 2020 – CTO Realty Growth, Inc. (NYSE American: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter ended September 30, 2020.

Select Highlights

●	Reported a Net Loss of ($0.33) per share for the three months ended September 30, 2020, including a non-cash, unrealized after-tax loss on the mark-to-market of the Company’s ownership of 2,039,644 shares of Alpine Income Property Trust, Inc. (“PINE”) of ($0.23) per share, after tax.
●	During the three months ended September 30, 2020, the Company collected 91% of the Contractual Base Rent (as defined below) due during such period.
●	During the third quarter of 2020, the joint venture entity that currently holds approximately 1,700 acres of undeveloped land in Daytona Beach, Florida (the “Land JV”) sold approximately 3,300 acres for $46.0 million.
●	During the third quarter of 2020, acquired two income properties for an aggregate purchase price of $47.9 million, reflecting a going-in weighted-average cap rate of 7.7%.
●	During the third quarter of 2020, sold three income properties for 12.2 million, representing a weighted-average exit cap rate of 5.5%.
●	Paid a regular cash dividend for the third quarter of 2020 of $0.40 per share on August 31, 2020 to shareholders of record as of August 17, 2020.
●	As of October 28, 2020, the Company has collected approximately 93% of the Contractual Base Rent (as defined below) due in October 2020.
●	Declared a regular cash dividend for the fourth quarter of 2020 of $1.00 per share, representing a 150% increase to the Company’s previous regular quarterly cash dividend and an annualized yield of approximately 9.5% based on the closing price of CTO common stock on October 27, 2020.
●	The Company will hold a special meeting of shareholders on Monday, November 9, 2020 at 2:00 PM ET for a vote in connection with the Company’s recently announced real estate investment trust (“REIT”) conversion for the shareholders of record on October 13, 2020. The Company plans to make a one-time special distribution to the Company’s shareholders to ensure it has distributed all of its previously undistributed earnings and profits attributable to the taxable periods ended on or prior to December 31, 2019 (the “Special Distribution”). The current aggregate amount of the Special Distribution is anticipated to be between $52 million and $56 million, of which the cash portion will in no event be less than 10% of the aggregate amount.

CEO Comments

“We had a very active quarter as we executed on the sale of approximately two-thirds of the remaining land in our land joint venture, recycled out of three non-core assets, and reinvested the proceeds into two high-quality additions to our income property portfolio,” noted John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “We believe the evolution to a diversified investment strategy focused on risk-adjusted returns will provide the Company and our investors an opportunity to capitalize on value in what is a highly dynamic market.  As we look towards a potential REIT conversion, these transaction activities and the associated increase to our guidance, combined with the 150% increase in our fourth quarter dividend and the prospects of a meaningful special dividend, continue to position the Company towards a best-in-class, diversified real estate investment company.”

Quarterly Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the three months ended September 30, 2020:

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	Variance to Comparable Period in the Prior Year
(in thousands)

Income Properties	$12,933	$10,261	$2,672	26.0%
Management Fee Income	$682	$—	$682	100.0%
Commercial Loan and Master Lease Investments	$413	$855	$(442)	(51.7%)
Real Estate Operations	$544	$214	$330	154.6%
Total Revenues	$14,572	$11,330	$3,242	28.6%

The increase in total revenue was primarily attributable to income produced by the Company’s recent income property acquisitions versus that of properties disposed of by the Company during the comparative period and revenue from management fee income, the majority of which was from the external management of PINE that did not commence until late in the fourth quarter of 2019.

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	Variance to Comparable Period in the Prior Year
(in thousands)

Recurring General and Administrative Expenses	$1,663	$1,648	$15	0.9%
Non-Cash Stock Compensation	$616	$613	$3	0.5%
REIT Conversion and Other Non-Recurring Items	$1,062	$—	$1,062	100.0%
Total General and Administrative Expenses	$3,341	$2,261	$1,080	47.8%

The operating results for the quarter ended September 30, 2020 were impacted by a 47.8% increase in general and administrative expenses, primarily related to legal, audit, and other professional fees incurred in connection with the Company’s anticipated 2020 REIT conversion.

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	Variance to Comparable Period in the Prior Year
(in thousands, except for per share data)

Net Income (Loss)	$(1,522)	$1,486	$(3,008)	(202.4%)
Net Income (Loss) per share, basic and diluted	$(0.33)	$0.31	$(0.64)	(206.5%)

Dividends Declared and Paid, per share	$0.40	$0.11	$0.29	263.6%

The net loss for the third quarter of 2020 was primarily due to the decrease in the closing stock price of PINE resulting in a non-cash, unrealized loss on the mark-to-market of the Company’s investment in PINE of ($1.4) million and a decrease of ($1.9) million from the year-over-year difference in gains on disposition of income producing properties.

Year-to-Date Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the nine months ended September 30, 2020:

	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019	Variance to Comparable Period in the Prior Year
(in thousands)

Income Properties	$35,409	$31,361	$4,048	12.9%
Management Fee Income	$2,080	$—	$2,080	100.0%
Commercial Loan and Master Lease Investments	$2,300	$908	$1,392	153.3%
Real Estate Operations	$631	$709	$(78)	(11.0%)
Total Revenues	$40,420	$32,978	$7,442	22.6%

The increase in total revenue period-over-period was primarily attributable to income produced by the Company’s recent income property acquisitions versus that of properties disposed of by the Company during the comparative period, income from commercial loan investments that were originated subsequent to the second quarter of 2019, and revenue from management fee income, the majority of which was from the external management of PINE, which did not commence until late in the fourth quarter of 2019.

	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019	Variance to Comparable Period in the Prior Year
(in thousands)

Recurring General and Administrative Expenses	$5,304	$4,697	$607	12.9%
Non-Cash Stock Compensation	$2,135	$2,059	$76	3.7%
REIT Conversion and Other Non-Recurring Items	$1,164	$125	$1,039	831.2%
Total General and Administrative Expenses	$8,603	$6,881	$1,722	25.0%

The operating results for the nine months ended September 30, 2020 were impacted by a 25.0% increase in general and administrative expenses, primarily related to legal, audit, and other professional fees incurred in connection with the Company’s anticipated 2020 REIT conversion and increased audit, tax and legal fees, primarily attributable to the Company’s Land JV and the asset portfolio sale to PINE, for which fees were incurred primarily during the first quarter of 2020.

	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019	Variance to Comparable Period in the Prior Year
(in thousands, except for per share data)

Net Income (Loss)	$(1,173)	$18,551	$(19,724)	(106.3%)
Net Income (Loss) per share, basic and diluted	$(0.25)	$3.67	$(3.92)	(106.8%)

Dividends Declared and Paid, per share	$0.90	$0.31	$0.59	190.3%

The net loss for the nine months ended September 30, 2020 was primarily due to the decrease in the closing stock price of PINE resulting in a non-cash, unrealized loss on the mark-to-market of the Company’s investment in PINE of ($7.1) million, a decrease of ($13.1) million from the year-over-year difference in gains on disposition of income producing properties, and aggregate losses of ($2.1) million related to the Company’s commercial loan portfolio that included impairment charges recognized in the first quarter of 2020 related to the Company’s disposition of four of its commercial loan investments.

COVID-19 Pandemic and Rent Collection Update

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has spread throughout the United States. The spread of the COVID-19 Pandemic has continued to cause significant volatility in the U.S. and international markets, and in many industries, business activity has experienced periods of almost complete shutdown. There continues to be uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies.

Q3 2020 Rent Status: The Company collected 91% of the Contractual Base Rent due for the three months ended September 30, 2020. Contractual Base Rent (“CBR”) represents the amount owed to the Company under the terms of its lease agreements in each respective month. The Company has previously agreed to defer or abate certain CBRs in exchange for additional lease term or other lease enhancing additions. In general, the repayment of the deferred CBR began in the third quarter of 2020, with ratable payments continuing, in some cases, through the end of 2021. The Company has not yet reached an agreement with certain tenants responsible for approximately 6% of CBR due during the three months ended September 30, 2020.

October 2020 Rent Status: As of October 28, 2020, the Company had received payments from tenants representing approximately 93% of the CBR due during the month of October. An assessment of the current or identifiable potential financial and operational impacts on the Company as a result of the COVID-19 Pandemic are as follows:

●	The total borrowing capacity on the Company’s revolving credit facility is based on the assets currently in the borrowing base, as defined by the Company’s revolving credit facility agreement. Pursuant to the terms of the revolving credit facility agreement, any property in the borrowing base with a tenant that is more than 60 days past due on its contractual rent obligations would be automatically removed from the borrowing base and the Company’s borrowing capacity would be reduced. For the tenants requesting rent relief with which the Company has reached an agreement, such deferral and/or abatement agreements for current rent, under the terms of the credit facility, would not be past due if it adheres to such modification, and thus those properties would not be required to be removed from the borrowing base. The Company’s available borrowing capacity has not been limited as a result of the referenced terms of the revolving credit facility.
●	As a result of the outbreak of the COVID-19 Pandemic, the federal government and the state of Florida issued orders encouraging everyone to remain in their residence and not go into work. In response to these orders and in the best interest of our employees and directors, we have implemented significant preventative measures to ensure the health and safety of our employees and Board of Directors (the “Board”), including: (i) conducting all meetings of the Board and Committees of the Board telephonically or via a visual conferencing service, (ii) permitting the

Company’s employees to work from home at their election, (iii) enforcing appropriate social distancing practices in the Company’s office, (iv) encouraging the Company’s employees to wash their hands often and use face masks, (v) providing hand sanitizer and other disinfectant products throughout the Company’s office, (vi) requiring employees who do not feel well in any capacity to stay at home, and (vii) requiring all third-party delivery services (e.g. mail, food delivery, etc.) to complete their service outside the front door of the Company’s office. The Company also offered COVID-19 testing to its employees to ensure a safe working environment. These preventative measures have not had any material adverse impact on the Company’s financial reporting systems, internal controls over financial reporting or disclosure controls and procedures. At this time, we have not laid off, furloughed, or terminated any employee in response to the COVID-19 Pandemic. The Compensation Committee of the Board may reevaluate the performance goals and other aspects of the compensation arrangements of the Company’s executive officers later in 2020 as more information about the effects of the COVID-19 Pandemic become known.

Land Joint Venture

During the three months ended September 30, 2020, the Land JV sold approximately 3,300 acres for $46.0 million. From inception through September 30, 2020, the Land JV sold approximately 3,700 acres for $68.2 million, which has resulted in distributions to the joint venture partner that reduced the partner’s capital balance to $42.3 million as of September 30, 2020.

Following these transactions, the Land JV has approximately 1,700 acres of undeveloped land, or $80 million to $110 million of potential value remaining.  Following the repayment of the Land JV partner’s capital balance, the Company is scheduled to receive 90% of the additional proceeds under the terms of the Land JV agreement.

The Land JV’s current pipeline related to the remaining 1,700 acres includes approximately 134 acres of potential land sales that total $16.3 million, the majority of which are expected to close in the next 90 days. The buyers of these parcels include in-state and out-of-state developers.

Operational Highlights

During the three months ended September 30, 2020, the Company engaged in the following notable operational activities related to the existing properties within its portfolio:

●	Commenced rebranding and repositioning efforts on its 269,000-square foot Perimeter Place retail center in Atlanta, Georgia. As part of the rebranding efforts, the Company will relaunch the property as Ashford Lane. The revitalized property will include a redesign of the existing public areas to provide more green space, a series of outreach and marketing campaigns to drive engagement and brand awareness, and a focused effort on leasing the existing vacancy with new, complimentary tenants that will deliver an improved experience for the community.

Subsequent to the end of third quarter of 2020, the Company entered into the following noteworthy agreements with new or existing tenants:

●	Entered into a new lease with a food hall operator to occupy approximately 17,000 square feet at Ashford Lane.
●	Entered into an amendment with an existing beachfront restaurant tenant to expand their existing operations onto an adjacent piece of land currently owned by the Company.

Acquisitions

During the three months ended September 30, 2020, the Company acquired the following two properties for total acquisition volume of approximately $47.9 million, reflecting a weighted-average going-in cap rate of approximately 7.7% and a weighted-average remaining lease term of approximately 13.2 years.

●	On August 21, 2020, the Company acquired an approximately 120,000 square foot single tenant office property in Tampa, Florida. The property is occupied exclusively by Ford Motor Credit Company LLC through a lease that was recently extended through March 2026.
●	On September 25, 2020, the Company acquired an approximately 108,000 square foot retail property situated on approximately eight acres in Hialeah, Florida. The property is master leased to a national retail developer (the “Master Tenant”) and is occupied by Aldi, Ross Dress for Less, Bed, Bath & Beyond and dd’s Discount. The 25-year master lease has an initial investment yield within the range of the 2020 Guidance and includes annual rental rate escalations as well as certain future purchase rights by the Master Tenant.

During the nine months ended September 30, 2020, the Company acquired three retail properties and one office property for total acquisition volume of approximately $185.1 million, reflecting a weighted-average going-in cap rate of approximately 7.8%.

Dispositions

During the three months ended September 30, 2020, the Company sold three properties for total disposition volume of approximately $12.2 million, reflecting a weighted-average exit cap rate of approximately 5.5%. The sale of the properties generated a gain of approximately $0.3 million, or $0.05 per diluted share.

During the nine months ended September 30, 2020, the Company sold eight properties for total disposition volume of approximately $51.6 million, reflecting a weighted-average exit cap rate of approximately 4.6%.

On October 13, 2020, the Company completed the sale of the property located in Arlington, Texas, formerly leased to Macaroni Grill, for a sale price of $2.5 million. The gain on the sale was approximately $0.1 million, or $0.01 per share, after tax, of which proceeds are expected to be a part of a 1031 like-kind exchange transaction.

Also on October 13, 2020, the Company completed the sale of a vacant land parcel located adjacent to the property in Dallas, Texas, leased to 7-Eleven, which was sold in June 2020. The sales price on the vacant land parcel was $0.5 million and the gain on the sale was approximately $0.1 million, or $0.01 per share, after tax. In conjunction with the sale, the Company executed a promissory note with the buyer at a principal loan amount of $0.4 million, which bears interest at a fixed rate of 7.50% and an initial term of 2.5 years from the date of disposition.

Income Property Portfolio

The Company’s income property portfolio consisted of the following as of September 30, 2020:

(square feet in thousands) Property Type	# of Properties	Square Feet	Weighted-Average Remaining on Lease Term
Single-Tenant (1)	24	1,435	13.6
Multi-Tenant	6	1,015	5.7
Total / Weighted-Average Lease Term	30	2,450	9.9

% of Contractual Base Rent attributable to Retail Tenants		67%
% of Contractual Base Rent attributable to Office Tenants		31%
% of Contractual Base Rent attributable to Hotel Ground Lease		2%

(1)The twenty-four single-tenant properties include (i) a property leased to The Carpenter Hotel which is under a long-term ground lease and includes two tenant-repurchase options and (ii) a property in Hialeah leased to a master tenant which includes three tenant-repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $16.3 and $21.0 million investments, respectively, have been recorded in the Company’s consolidated balance sheet as of September 30, 2020 as Commercial Loan and Master Lease Investments.

2020 Guidance

The Company's guidance for 2020, which has been revised to reflect the Company’s third quarter performance and adjusted expectations, assumes improvement in economic activity, stable or positive business trends related to each of our tenants, and other significant assumptions. The Company’s outlook for 2020 is as follows:

	Actual YTD 2020	Updated Guidance for FY 2020
Acquisition of Income-Producing Assets	$185 million	$185 million
Target Investment Yields (Initial Yield – Unlevered)	7.8%	7.8%
Disposition of Assets (1)	$55 million	$55 million - $85 million
Target Disposition Yields (1)	4.3%	4.5% - 5.0%
(1)	Includes the disposition of two properties subsequent to September 30, 2020, as previously referenced.

REIT Conversion

On September 3, 2020, the Company announced that its Board unanimously approved a plan for the Company to elect to be subject to tax as a REIT for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2020.

As part of the September 3, 2020 announcement, the Company indicated its plans to make the Special Distribution. The Company’s preliminary estimate for the aggregate amount of the Special Distribution at the time of the September 3, 2020 announcement was between $46 and $54 million.

On October 1, 2020, the Company announced that it will hold a special meeting of shareholders (the “Special Meeting”) on Monday, November 9, 2020 at 2:00 PM ET for a vote in connection with the Company’s REIT conversion. The Special Meeting will be conducted in a virtual meeting format on the internet at www.meetingcenter.io/243211225. The record date for determining those shareholders entitled to vote at the Special Meeting has been set for the close of business on Tuesday, October 13, 2020.

At the Special Meeting, shareholders will be asked to vote on: (i) a proposal to approve the previously announced merger (the “Merger”) of the Company with and into CTO NEWCO REIT, Inc. (“NEWCO”), a wholly owned subsidiary of the Company, which the Company intends to implement in connection with the Company’s conversion to a REIT; and (ii) a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger.

The Company expects that the Special Distribution will be declared in the fourth quarter of 2020 and paid in December 2020. The Company expects to pay the Special Distribution in a combination of cash and common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to the cash limitation described below.  The current aggregate amount of the Special Distribution is anticipated to be between $52 million and $56 million, of which the cash portion will in no event be less than 10% of the aggregate amount (without regard to any cash that may be paid in lieu of fractional shares). If the total amount of cash elected by the Company’s shareholders exceeds the cash limitation, then the available cash will be prorated among those shareholders that elected to receive cash. The details and tax consequences of the Special Distribution will be described in the election form and accompanying materials that have or will be mailed to shareholders in connection with the Special Distribution.

Balance Sheet

The following table provides a summary of the Company’s long-term debt, at face value, as of September 30, 2020:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility (1)	$100.0 million	0.7325% + 1.35% – 1.95%	May 2023
Revolving Credit Facility (2)	$50.0 million	0.2200% + 1.35% – 1.95%	May 2023
Revolving Credit Facility	$18.8 million	30-day LIBOR + 1.35% – 1.95%	May 2023
Mortgage Note Payable (3)	$23.4 million	3.17%	April 2021
Mortgage Note Payable	$30.0 million	4.33%	October 2034
2025 Convertible Senior Notes	$62.5 million	3.88%	April 2025
Total Debt / Weighted-Average Interest Rate	$284.7 million	2.47%

(1)Effective March 31, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.7325% plus the applicable spread on $100 million of the outstanding balance on the revolving credit facility.

(2)

Effective August 31, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.2200% plus the applicable spread on $50 million of the outstanding balance on the revolving credit facility.

(3)	The mortgage note payable is subject to an interest rate swap to achieve a fixed interest rate of 3.17%.

3rd Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended September 30, 2020, on Thursday, October 29, 2020, at 9:00 AM ET. Shareholders and interested parties may access the earnings call via teleconference or webcast:

Teleconference: USA (Toll Free)1-888-317-6003

International: 1-412-317-6061

Canada (Toll Free): 1-866-284-3684

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 3896766 when prompted.

A webcast of the call can be accessed at: https://services.choruscall.com/links/cto201029.html.

To access the webcast, log on to the web address noted above or go to http://www.ctorealtygrowth.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.4 million square feet in diversified markets in the United States and an approximately 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE).

We encourage you to review our most recent investor presentation, which is available on our website at www.ctorealtygrowth.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include: (1) uncertainties relating to the estimate of the amount of the Special Distribution; (2) the expected timing and likelihood of completion of the Merger; (3) the possibility that the Company’s shareholders may not approve the Merger; (4) risks related to disruption of management’s attention from ongoing business operations due to the Merger and REIT conversion; (5) the Company’s ability to remain qualified as a REIT; (6) the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; (7) general adverse economic and real estate conditions; (8) the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; (9) the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; (10) the completion of 1031 exchange transactions; (11) the availability of investment properties that meet the Company’s investment goals and criteria; (12) the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and (13) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. For additional information regarding factors that may cause the Company’s actual results to differ materially from those set forth in the Company’s forward-looking statements, the Company refers you to the information contained under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in the Company’s Definitive Proxy Statement on Schedule 14A dated October 19, 2020, each as filed with the Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

CTO Realty Growth, Inc.

Consolidated Balance Sheet

	(Unaudited) September 30, 2020	December 31, 2019
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$473,126,519	$392,841,899
Other Furnishings and Equipment	735,049	733,165
Construction in Progress	81,409	24,788
Total Property, Plant, and Equipment	473,942,977	393,599,852
Less, Accumulated Depreciation and Amortization	(28,269,448)	(23,008,382)
Property, Plant, and Equipment—Net	445,673,529	370,591,470
Land and Development Costs	7,200,397	6,732,291
Intangible Lease Assets—Net	52,746,436	49,022,178
Assets Held for Sale	29,413,951	833,167
Investment in Joint Ventures	55,772,263	55,736,668
Investment in Alpine Income Property Trust, Inc.	31,716,464	38,814,425
Mitigation Credits	2,220,167	2,322,596
Commercial Loan and Master Lease Investments	39,679,612	34,625,173
Cash and Cash Equivalents	6,351,772	6,474,637
Restricted Cash	2,425,944	128,430,049
Other Assets	12,231,426	9,703,549
Total Assets	$685,431,961	$703,286,203
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,705,922	$1,385,739
Accrued and Other Liabilities	9,697,498	5,687,192
Deferred Revenue	3,684,843	5,830,720
Intangible Lease Liabilities—Net	24,910,921	26,198,248
Liabilities Held for Sale	831,320	831,320
Income Taxes Payable	3,597,093	439,086
Deferred Income Taxes—Net	83,105,934	90,282,173
Long-Term Debt	276,916,118	287,218,303
Total Liabilities	404,449,649	417,872,781
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,105,732 shares issued and 4,710,808 shares outstanding at September 30, 2020; 6,076,813 shares issued and 4,770,454 shares outstanding at December 31, 2019	6,049,253	6,017,218
Treasury Stock – 1,394,924 shares at September 30, 2020 and 1,306,359 shares at December 31, 2019	(77,540,735)	(73,440,714)
Additional Paid-In Capital	33,502,507	26,689,795
Retained Earnings	320,690,858	326,073,199
Accumulated Other Comprehensive Income (Loss)	(1,719,571)	73,924
Total Shareholders’ Equity	280,982,312	285,413,422
Total Liabilities and Shareholders’ Equity	$685,431,961	$703,286,203

CTO Realty Growth, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
Revenues
Income Properties	$12,933,029	$10,260,831	$35,409,172	$31,360,544
Management Fee Income	682,153	—	2,079,805	—
Commercial Loan and Master Lease Investments	413,092	855,559	2,300,331	908,324
Real Estate Operations	543,700	213,589	630,841	709,261
Total Revenues	14,571,974	11,329,979	40,420,149	32,978,129
Direct Cost of Revenues
Income Properties	(3,592,875)	(1,476,288)	(8,274,432)	(5,043,496)
Real Estate Operations	(1,681,583)	(8,484)	(3,262,584)	(94,780)
Total Direct Cost of Revenues	(5,274,458)	(1,484,772)	(11,537,016)	(5,138,276)
General and Administrative Expenses	(3,340,982)	(2,260,728)	(8,603,393)	(6,881,524)
Impairment Charges	—	—	(1,904,500)	—
Depreciation and Amortization	(4,762,057)	(4,286,836)	(14,335,715)	(11,707,710)
Total Operating Expenses	(13,377,497)	(8,032,336)	(36,380,624)	(23,727,510)
Gain on Disposition of Assets	289,736	2,187,332	7,365,594	20,869,196
Gain on Extinguishment of Debt	—	—	1,141,481	—
Other Gains and Income	289,736	2,187,332	8,507,075	20,869,196
Total Operating Income	1,484,213	5,484,975	12,546,600	30,119,815
Investment and Other Income (Loss)	(1,029,496)	33,048	(5,746,282)	86,363
Interest Expense	(2,477,232)	(3,253,908)	(8,382,792)	(9,219,195)
Income (Loss) from Continuing Operations Before Income Tax Expense	(2,022,515)	2,264,115	(1,582,474)	20,986,983
Income Tax Benefit (Expense) from Continuing Operations	501,011	(573,731)	409,635	(5,289,584)
Income (Loss) from Continuing Operations	(1,521,504)	1,690,384	(1,172,839)	15,697,399
Income (Loss) from Discontinued Operations (Net of Income Tax)	—	(204,364)	—	2,853,520
Net Income (Loss)	$(1,521,504)	$1,486,020	$(1,172,839)	$18,550,919

Per Share Information:
Basic and Diluted
Net Income (Loss) from Continuing Operations	$(0.33)	$0.35	$(0.25)	$3.11
Net Income (Loss) from Discontinued Operations (Net of Income Tax)	—	(0.04)	—	0.56
Basic Net Income (Loss) per Share	$(0.33)	$0.31	$(0.25)	$3.67

Weighted Average Number of Common Shares:
Basic	4,654,329	4,868,133	4,673,049	5,053,407
Diluted	4,654,329	4,868,133	4,673,049	5,054,218